ANVIL HOLDINGS, INC.

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Acto of 1934

Check the Appropriate Box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Ony (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Payment of Filing Fee:

☒	No fee Required.

ANVIL HOLDINGS, INC.

228 East 45th Street

New York, NY 10017

NOTICE OF ANNUAL MEETING OF HOLDERS OF CLASS B

COMMON STOCK TO BE HELD MAY 18, 2006, 9:00 A.M.

The Annual Meeting of the holders of Class B Common Stock of Anvil Holdings, Inc. (the “Company”) will be held at  9:00 a.m. Eastern Daylight Time on Thursday, May 18, 2006 at the Company’s Executive Offices, 228 East 45th Street, New York, NY 10017, 4th Floor, for the following purposes.

(1)              To elect three directors, to be elected by holders of the Company’s Class B Common Stock.

(2)              To transact such other business as may properly be brought before the meeting and   any adjournment thereof.

NOTICE OF ANNUAL MEETING OF HOLDERS OF

 13% SENIOR EXCHANGEABLE PREFERRED STOCK

TO BE HELD MAY 18, 2006, 9:30 A.M.

The Annual Meeting of the holders of 13% Senior Exchangeable Preferred Stock of Anvil Holdings, Inc. (the “Company”) will be held at  9:30 a.m. Eastern Daylight Time on Thursday, May 18, 2006 at the Company’s Executive Offices, 228 East 45th Street, New York, NY 10017, 4th Floor, for the following purpose.

To elect one director, to be elected by holders of the Company’s 13% Senior Exchangeable Preferred Stock.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THE BOARD OF DIRECTORS HAS FIXED THE CLOSE OF BUSINESS ON APRIL 14, 2006, AS THE RECORD DATE FOR DETERMINING STOCKHOLDERS ENTITLED TO NOTICE OF, AND TO VOTE AT THE ANNUAL MEETINGS.

By Order of the Board of Directors

Jacob Hollander

Secretary

April 28, 2006

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

ANVIL HOLDINGS, INC.

228 East 45th Street

New York, NY 10017

COMBINED INFORMATION STATEMENT

Relating to the Annual Meetings of holders of Class B Common Stock and holders of 13% Senior Exchangeable Preferred Stock

of Anvil Holdings, Inc., to be held May 18, 2006

This information is being furnished in connection with matters to be considered and voted upon at the 2006 Annual Meetings of Class B Common Stockholders and 13% Senior Exchangeable Preferred Stockholders of Anvil Holdings, Inc. (“Holdings” or the “Company”) to be held at 9:00 a.m. and 9:30 a.m., respectively, Eastern Daylight Time on Thursday, May 18, 2006,  at the Company’s Executive Offices, 228 East 45th Street, New York, NY  10017, 4th Floor, and any adjournment thereof.

PURPOSES OF THE ANNUAL MEETINGS

At the Annual Meeting of the Class B Common Stockholders (the “Common Stockholders Meeting”), the Class B Common Stockholders will be asked to consider and to take action on the election of three directors to serve until the next annual meeting of Class B Common Stockholders or until their respective successors are elected and qualified.  See “Information as to Nominees for Election of Directors by the holders of Class B Common Stock,” below.   In addition, the meeting will be for the purpose of transacting such other business as may properly be brought before the meeting and any adjournment thereof.

At the Annual Meeting of the holders of 13% Senior Exchangeable Preferred Stock (the “Preferred Stockholders Meeting”)  the 13% Senior Exchangeable Preferred Stockholders will be asked to consider and to take action on the election of one director to serve until the next annual meeting of holders of 13% Senior Exchangeable Preferred Stock or until a successor is elected and qualified.  See “Information as to Nominee for Election of Director by the holders of 13% Exchangeable Preferred Stockholders,” below.

Under the Certificate of Designations relating to the Preferred Stock, if the Company fails to make cash dividend payments on the Preferred Stock for four consecutive quarters, the holders of the Preferred Stock, at a special meeting held for that  purpose, voting together as a class, may elect two additional directors to the Company’s Board of Directors.   On November 6, 2003, a special meeting of the holders of the Preferred Stock was held for the purpose of electing two additional directors.  At that meeting, two directors, nominated by the holders of Preferred Stock, were elected to the Company’s Board of Directors.  One of the directors elected at the November 6, 2003 meeting resigned effective November 17, 2005.   Accordingly, the remaining director elected on November 6, 2003 by the holders of the Preferred Stock continues to serve as Director and is the same person described under “Information as to Nominee for Election of Directors by the holders of  the Preferred Stock,” below.

VOTING PROCEDURES

The Company’s Class B Common Stock, $0.01 per share par value (the “Class B Common”), is the only security of the Company entitled to vote at the Common Stockholders Meeting. Each holder of Class B Common shall be entitled to one vote in person or by proxy for each share of Class B Common held by such holder. At April 14, 2006, there were 3,600,000 shares of Class B Common Stock outstanding.

The Company’s 13% Senior Exchangeable Preferred Stock (the “Preferred Stock”) is the only security of the Company entitled to vote at the Preferred Stockholders Meeting. Each holder of Preferred Stock shall be entitled to one vote in person or by proxy for each share of Preferred Stock held by such holder. At April 14, 2006, there were 2,275,782 shares of Preferred Stock outstanding (709,739 of which are held by the Company and will not be voted).

Under the Company’s by-laws, at all stockholder meetings, with a quorum present, the affirmative vote of a majority of shares present in person or by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. The holders of at least a majority of the outstanding shares entitled to vote at each respective meeting shall constitute a quorum.

Information as to Nominees for Election as Directors by the holders of Class B Common Stock

The following sets forth certain information with respect to the three nominees for election by holders of the Class B Common Stock as directors of the Company.  The positions indicated (other than directorships) are positions held as officers of Holdings’ wholly-owned operating subsidiary, Anvil Knitwear, Inc. (“Anvil”).  Holdings has no independent operations; its sole asset is the capital stock of Anvil.  As used herein, the “Company” refers to Holdings, including, in some instances, its subsidiaries, as appropriate to the context.

Name	Age(1)	Position
Bernard Geller	72	Chief Executive Officer and Chairman of the Board
Jacob Hollander	64	Executive Vice President, Chief Administrative Officer, Secretary, General Counsel and Director
Richard R. Leonard	36	Director

(1) All ages are as of December 31, 2005.

Bernard Geller  has served as the Chief Executive Officer of Anvil, President of Holdings, and has been a Director of Anvil and Holdings since February 1995.  Since March 1997, Mr. Geller has served as Chairman of the Board of Anvil and Holdings and from July 1997 to February 28, 2001,  as President of Anvil.

Jacob Hollander has served as Executive Vice President, Chief Administrative Officer, Secretary and General Counsel of Anvil and Vice President, Secretary and General Counsel of Holdings since February 1995.  Since March 1997, Mr. Hollander has served as a Director of Anvil and Holdings.

Richard R. Leonard has served as a Director of Anvil and Holdings since June 2002.  Since 2001, Mr. Leonard has served as an investment professional of BRS, currently as Principal.  Prior to joining BRS, Mr. Leonard served as a Vice President of Audax Management Company, LLC, a private investment company, and previously he was an investment professional with J.W. Childs Associates, Inc., a private investment company.  Prior thereto, Mr. Leonard was an Associate of Dillon Read & Co. Inc., a New York investment bank.

Directors are elected at the annual meeting of Class B Common Stockholders and each director so elected holds office until the next annual meeting of Class B Common Stockholders or until a successor is duly elected and qualified.

Pursuant to the Stockholders Agreement (as defined), Court Square Capital, Ltd (“Court Square”—which has been substituted for 399 Venture), BRS and certain management investors (the “Management Investors”) have agreed to vote their shares of Common Stock so that each of the Boards of Holdings and Anvil have up to eight members, comprised of up to three members of each Board designated by Court Square, up to three members of each Board designated by BRS and up to two members of each Board designated by the Management Investors.  The only Director currently designated by BRS is Mr. Leonard; no Director is currently designated by Court Square; and the Directors currently designated by the Management Investors are Messrs. Geller and Hollander. See “Security Ownership of Certain Beneficial Owners and Management—Stockholders Agreement.”

Information as to Nominee for Election as Directors by the holders of 13% Senior Exchangeable Preferred Stock

The following sets forth certain information with respect to the nominee for election by holders of the Preferred Stock as director of the Company.

Anthony T. Williams, age 59, became a Director of Holdings on November 6, 2003.  Mr. Williams was Chief Financial Officer of Pillowtex Corporation, (“Pillowtex”) from May 2000 to March 2001.  From November 2000 to September 2002, Mr. Williams was President and Chief Operating Officer of Pillowtex and a Director of that company from August 2000 to May 2002.    In November of 2000, and again in July 2003, Pillowtex filed  petitions under Chapter XI of the Federal bankruptcy law.

There are no family relations among any of the four nominees for Director.

Committees of the Board of Directors

There are currently no committees of the Board of Directors.  The Board has assumed the functions of all committees.

The Company is a closely-held “voluntary filer” without any equity securities listed on an exchange.  The Board of Directors has no members who would be considered “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A.  However, the Board of Directors does believe that it provides adequate execution and oversight of the matters enumerated below, considering cost-effectiveness and the Company’s capital structure.

The Board of Directors reviews the scope of the work performed by the independent registered public accounting firm and the results thereof.  The Board of Directors approves the engagement of the independent registered public accounting firm to audit the annual financial statements of the Company, confirms the independence of the independent registered public accounting firm, and reviews the scope of the audit to be undertaken.

The Board of Directors has reviewed and discussed with Management and the independent registered public accounting firm, the audited financial statements for the fiscal year ended January 28, 2006, and has recommended their inclusion in the Company’s annual report on Form 10-K for that period.

The Board of Directors has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, and has received the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1

Principal Accountant Fees and Services

Deloitte & Touche LLP (“D&T”) presently serve as the independent registered public accounting firm for the Company. Representatives of D&T are not expected to be present at the Annual Meeting.

Following are the fees for professional services rendered by D&T for the fiscal years indicated:

	Fiscal Year Ended
	January 29,	January 28,
	2005	2006

Audit Fees (audit of annual financial statements and review of financial statements included in the Company’s Forms 10-Q)	$260,000	$265,000
Audit Related Fees (primarily audit of the Company’s Employee Savings and Investment Plan)	24,000	24,000
Tax Fees (preparation and review of the Company’s State and Federal tax returns, tax advice, etc.)	248,000	256,500
All other fees	10,000	—
Total	$542,000	$545,500

The Board of Directors has considered whether the provision of the aforementioned non-audit services is compatible with maintaining the independence of D&T.

Directors and Executive Officers

Compensation

The Directors of Anvil do not receive compensation for services rendered in that capacity.   Mr. Williams receives $15,000 a year for serving as a Director of Holdings.  Directors are reimbursed for any out-of-pocket expenses incurred by them in connection with their travel to and attendance at board meetings.

Compensation of all executive officers of the Company is fixed by the Board and no executive officer is prevented from receiving compensation by virtue of the fact that he is also a Director. The following table sets forth information for the periods presented concerning the compensation for the Company’s Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving as executive officers of the Company at January 28, 2006 (fiscal 2005)—collectively, the “Named Executive Officers,” for services rendered in all capacities to the Company during such period. The Company has no other executive officers.

Summary Compensation Table(1)

	Annual Compensation
	Fiscal			Other Annual	All Other
	Year	Salary	Bonus(2)	Compensation(3)	Compensation(4)

Bernard Geller	2005	$567,000	$140,000	$27,085	$15,834
Chief Executive Officer	2004	540,000	43,000	26,339	15,516
	2003	540,000	332,000	25,966	15,291

Anthony Corsano	2005	492,154	140,000	18,626	11,515
President and Chief Operating	2004	470,000	31,000	19,750	11,117
Officer	2003	468,461	223,000	18,625	10,460

Jacob Hollander	2005	404,000	95,000	17,313	11,147
Executive Vice President,	2004	385,000	31,000	18,060	10,775
Chief Administrative Officer,	2003	385,000	223,000	16,345	10,209
Secretary and General Counsel

William H. Turner	2005	317,500	116,000	4,557	10,784
Executive Vice President	2004	302,500	38,000	6,704	10,444
of Manufacturing	2003	295,000	268,000	7,688	9,930

Frank Ferramosca	2005	294,231	50,000	10,750	5,811
Executive Vice President	2004	250,000	—	7,167	525
of Finance

(1)          See  “Certain   Relationships and Related Transactions,” below.

(2)          The Company provides bonus compensation based on the Company’s operating performance.  See “Bonus Plan”  below.

(3)          None of the Named Executive Officers received any Other Annual Compensation  in an amount in excess of either $50,000 or 10% of such Named Executive  Officer’s salary and bonus.

(4)          All Other Compensation includes: (i) matching contributions under the Company’s savings and investment  plan relating to before-tax contributions made by each of the Named Executive Officers in the following amounts for fiscal 2005, 2004 and 2003, respectively: Mr. Geller—$9,450, $9,225 and $9,000;  Mr. Corsano—$9,450, $9,225 and $9,000; Mr. Hollander—$9,450, $9,225 and $9,000,; and Mr. Turner—$9,450, $9,225 and $9,000; Mr. Ferramosca—$4,577 in 2005 (ii) insurance premiums paid by the Company with respect to term life insurance for the benefit of the Named Executive Officers in the following amounts: Mr. Geller—$1,072, $979, and $979; Mr. Corsano—$2,066, $1,892, and $1,460; Mr. Hollander—$1,697, $1,550 and, $1,209; and Mr. Turner—$1,334, $1,219 and $930; and Mr. Ferramosca—$1,234 and $525  (iii) the amount of premiums paid by the Company under a  life insurance policy designed to fund certain retirement benefits for Mr. Geller—$5,312, $5,312 and $5,312.

(5)        Mr. Ferramosca was employed by Anvil as Executive Vice President of Finance on April 19, 2004.  The amounts for fiscal 2004 represent his annualized compensation.

Code of Ethics

The Company has adopted a Code of Ethics which applies to its principal executive officer and principal financial officer.  In addition, the Company has adopted a Code of Ethics and Business Conduct for all of its employees. Both documents set forth, in writing, standards designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, and compliance with governmental laws, rules and regulations.  They also require prompt reporting of violations and acceptance of accountability for adherence thereto.  A copy of both documents will be provided to any person, without charge, by writing to Secretary, Anvil Holdings, Inc.; 228 East 45th Street; New York, NY 10017.

Employment Agreements

Anvil Knitwear, Inc. has employment agreements (collectively, the “Employment Agreements”) with Messrs. Geller, Corsano, Hollander, and Turner (collectively, the “Executives”).  The agreements with Messrs. Corsano, Hollander, and Turner were for an initial term of three years, now expired, and contain automatic one year extensions.  These agreements provide for Messrs. Corsano, Hollander and Turner to serve in the same or similar capacity with the Company as they did under their previous employment contracts, and provide for an initial annual base salary of $350,000, $355,000 and $255,000 for Messrs. Corsano, Hollander and Turner, respectively.  As extended, the agreements with Messrs. Corsano, Hollander and Turner  expire on January 31, 2007, pursuant to their one year automatic extensions.  Effective February 1, 2004, Mr. Geller’s employment agreement was amended and extended until January 31, 2007 and provides for a minimum annual base salary of $540,000.

Each of the Employment Agreements provide the Executive with customary fringe benefits and vacation periods as well as entitle the Executive to participate in all of the Company’s employee pension plans, welfare benefit plans, tax deferred savings plans, and other welfare or retirement benefits, the Bonus Plan and any stock option plan. Each Executive’s employment may be terminated by the Company at any time with or without Cause (as defined below).  If such Executive is terminated by the Company without Cause or such Executive resigns for Good Reason (as defined below), other than in connection with a Strategic Sale (as defined below), the Executive will be entitled to receive, within 30 days after termination, an amount equal to his base salary through the end of the term then in effect, but not less than two years salary (the “Severance Period”), plus a pro-rata bonus for the year in which the termination takes place. In addition, the Executive is entitled to continue to participate in the Company’s benefit plans through the second anniversary of the date that such termination occurs.   If the Executive’s employment terminates for any other reason, such Executive will only be entitled to his base salary and benefits, excluding bonuses, through the end of the calendar month in which termination occurs.  With respect to Messrs. Corsano, Hollander and Turner, in the event of non-renewal of any of their Employment Agreements by the Company, the Executive shall be entitled to continue to receive his salary (payable monthly in arrears) through the first anniversary of the Non-renewal Date (as defined) and to be continued on the Company’s medical reimbursement plans for the same period.

Each of the Executives is subject to confidentiality, non-competition and non-solicitation provisions. The non-competition provision provides that the Executive is not to own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business that competes anywhere in the world with the businesses of the Company.  With respect to Mr. Geller, these provisions are enforceable, subject to certain conditions, for the term of the contract and for a period of two years thereafter.  With respect to the other Executives, these provisions are enforceable for the term of the Employment Agreement or during any period of time the Executive is receiving payments thereunder unless the Company terminates the Executive without Cause or the Executive resigns for Good Reason, in which case the provision expires upon such termination.  Mr. Geller’s contract also specifies that in the event of his death prior to retirement, his designated beneficiary will be entitled to payment of $50,000 per year for ten years.  Upon retirement, Mr. Geller will be entitled to payment of that sum for a period of ten years.  Should Mr. Geller die prior to the end of the ten year period, his designated beneficiary would receive the balance of the payments.  The Company maintains an insurance policy on Mr. Geller’s life, which is intended to provide funding for these payments.  Upon retirement, Mr. Geller would also be entitled to health insurance through the date of his death

“Cause” is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement by the Executive which is not cured within thirty days of receipt of written notice from the Board; (ii) the Executive’s willful and repeated failure to comply with the lawful directives of the Board or his superior officers(s) consistent with the terms of the Employment Agreement; (iii) gross negligence or willful misconduct in the performance of the Executive’s duties under the Employment Agreement which results in material injury to Holdings, Anvil or their subsidiaries; (iv) fraud committed by the Executive with respect to Holdings, Anvil or their subsidiaries; or (v) indictment for a felony or a crime involving moral turpitude, conviction of which would materially injure relationships with customers, suppliers or employees or otherwise cause material injury to the Company or its subsidiaries. “Good Reason” is defined in the Employment Agreements to mean: (i) a material breach of the Employment Agreement which is not cured within thirty days after the Board’s receipt of written notice from the Executive of non-compliance; (ii) the assignment to the Executive of duties inconsistent with the Executive’s position, duties or responsibilities as in effect after the date of execution of the Employment Agreement; (iii) the relocation by the Company of its executive offices to a location outside a thirty mile radius around its current location; or (iv) upon a sale (“Strategic Sale”) of the Company to a corporation or other legal entity that is, or is part of a group of such entities, engaged in operating a material business in competition with, or similar or related to the business of the Company at the time of such a sale. The Executive must give a written notice of his election to terminate employment for Good Reason.

Bonus Plan

The Company maintains an Executive Bonus Plan (the “Bonus Plan”) which provides annual incentive bonuses to certain management employees of the Company. The Bonus Plan provides for an aggregate annual bonus pool equal to 4.0% of the Company’s operating income (subject to adjustment by the Board for certain charges). The Chief Executive Officer of the Company determines the allocation of the bonus pool among the participants of the Bonus Plan.

Stock Option Plan

Effective January 1, 2002, the Company adopted a stock option plan (the “2002 Stock Option Plan”) which authorizes the granting of options for approximately 5.0% of the outstanding Class B Common Stock on a fully diluted basis.   The 2002 Stock Option Plan may be terminated by the Company at any time.  The options may be granted to certain members of management and key employees and are subject to time vesting as well as vesting provisions relating to the sale or recapitalization of the Company, as defined.   The exercise price of such options is the fair market value of the Common Stock as of the date of grant.   Options to purchase 90,000 shares with an exercise period of ten years were granted to certain members of management and key employees on January 1, 2002 at an exercise price of  $1 per share, the fair value at date of grant.   Since adoption of the plan, options to purchase 15,000 shares were exercised and options to purchase 15,000 shares were cancelled.    At April 14, 2006 options to purchase 60,000 shares (all of which are exercisable) were outstanding with an average life of approximately seven years.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

On March 14, 1997, the Company completed a reorganization plan (the “Recapitalization”) which is more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and prior reports.

All of Anvil’s issued and outstanding capital stock is owned by Holdings. The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of April 14, 2006 by (i) any person or group who beneficially owns more than five percent of any class of Holdings’ voting securities, (ii) each Named Executive Officer and Director, and (iii) all Directors and Executive Officers of Holdings as a group.

	Shares Beneficially Owned		Percentage of Voting Power(1)
	Class A Common	Class B Common
Bruckmann, Rosser, Sherrill & Co., L.P(2) 126 East 56th Street New York, New York 10022	114,633	1,264,921	35.1%

Court Square Capital, Ltd(3) 399 Park Avenue, 14th Floor New York, New York 10043	97,756	1,078,689	30.0

Executive Officers and Directors:
Bernard Geller	22,516	248,447	6.9
Anthony Corsano	7,505	82,816	2.3
Jacob Hollander	7,505	82,816	2.3
William H. Turner	7,505	82,816	2.3
Richard R. Leonard(4)	114,633	1,264,921	35.1
Directors and executive officers as a group (7 persons)(5)	159,665	1,761,816	48.9

____________________________

(1)          Calculated pursuant to Rule 13d-3(d) under the Exchange Act. The Class B Common is the only voting security of Holdings and entitles the holder thereof to one vote per share.  The Class A Common is nonvoting and is entitled to the Class A Preference upon any distribution by Holdings.

(2)          Excludes shares held individually by  principals of  BRS.

(3)          Excludes shares held individually by associates of  Court Square.

(4)          These shares are held by BRS.  Mr. Leonard holds no shares individually and disclaims beneficial ownership of these shares. The address for such person  is c/o BRS & Co., 126 East 56th Street, New York, New York 10022.

(5)          Includes shares held by BRS, which may be deemed to be owned beneficially by Mr. Leonard. Excluding such shares, the Directors and Executive Officers as a group beneficially own 45,031 shares of Class A Common and 496,894 shares of Class B Common, which represents approximately 13.8% of the voting power of the Common Stock.

Stockholders Agreement

As part of the Recapitalization, Holdings, 399 Venture, BRS and the Management Investors entered into a Stockholders Agreement (the “Stockholders Agreement”).  The Stockholders Agreement provides: (i) that all parties thereto will vote their shares of Common Stock so as to cause the Boards of Directors of Anvil and Holdings each to consist of up to eight members, up to three to be selected by 399 Venture, up to three to be selected by BRS and up to two to be selected by the Management Investors; (ii) for certain restrictions on transfer of the Common Stock including, but not limited to, provisions providing that Holdings and certain holders of Common Stock will have limited rights of first offer and certain limited participation rights in any proposed third party sale of Common Stock by 399 Venture or BRS; (iii) that if Holdings authorizes the issuance or sale of any Common Stock (other than as a dividend on the outstanding Common Stock) to 399 Venture or BRS, Holdings will first offer to sell to each of the other parties thereto a percentage of the shares of such issuance equal to the percentage of

Common Stock held, respectively, by each of them at the time of such issuance; and (iv) that upon approval by the Board of Directors of Holdings of a sale of all or substantially all of the consolidated assets of Holdings or substantially all the outstanding capital stock of Holdings (whether by merger, consolidation or otherwise), each party thereto will consent to and raise no objections against such sale and sell its Common Stock in such sale. In reference to paragraph (iv) above, (A) at any time, both the holders of a majority of 399 Venture Stockholder Shares (as defined) and the holders of a majority of BRS Stockholder Shares (as defined), acting together as group may, and (B) after March 14, 2001, either a majority of 399 Venture Stockholder Shares or the holders of a majority of BRS Stockholder Shares may, require that Holdings enter into, and the Board of Directors approve, such a sale. None of the parties received compensation for entering into the Stockholders Agreement.  The Stockholders Agreement is governed by Delaware law, which explicitly authorizes transfer limitations and voting arrangements of the type and nature contemplated by the Stockholders Agreement.

Effective June 17, 2003, Court Square, an affiliate of 399 Venture, has been substituted for 399 Venture as a party to the Stockholders Agreement.

Registration Rights Agreement

Also as part of the Recapitalization, 399 Venture, BRS, the Management Investors and Donaldson, Lufkin & Jenrette entered into a Registration Rights Agreement (the “Equity Registration Rights Agreement”) which inures to the benefit of the transferees of the Class B Common initially issued in connection with the Initial Units Offering, subject to the limitations set forth therein. The Equity Registration Rights Agreement provides that, subject to certain conditions, 399 Venture and BRS each have the right to exercise a limited number of long-form and shelf demand registrations, and an unlimited number of short-form demand registrations under the Securities Act of their respective shares of Common Stock. The Equity Registration Rights Agreement also provides for piggyback registration rights, allowing the parties thereto to include their Common Stock in any registration filed by Holdings other than pursuant to a registration statement on Form S-8 or S-4 or any similar form or in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called “equity kicker”).  However, if the piggyback registration is an underwritten primary registration on behalf of Holdings, and the managing underwriters advise Holdings that, in their opinion, the aggregate number of shares of Common Stock which the participants elect to include in such offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the number of such shares sold in such offering shall be allocated according to the following priority: (i) first, the securities Holdings proposes to sell; (ii) second, the Common Stock requested to be included in such registration, pro rata among the holders of such Common Stock on the basis of the number of shares of Common Stock owned by each such holder; and (iii) third, other securities requested to be included in such registration.

In addition, the parties thereto (other than certain individual investors and the Unit holders and successors) are, subject to certain conditions, prohibited from selling their shares of Common Stock within 180 days after the effectiveness of any demand registration or piggyback registration (except as part of such underwritten registration) unless the underwriters managing the registered offering otherwise agree.

Effective June 17, 2003, Court Square, an affiliate of 399 Venture, has been substituted for 399 Venture as a party to the Equity Registration Rights Agreement.

Certain Relationships and Related Transactions

Anvil, Holdings and Spectratex have entered into a management agreement with BRS, effective as of the Recapitalization, whereby BRS is to  provide certain advisory and consulting services in relation to the affairs of Anvil, Holdings and Spectratex, including services in connection with strategic financial planning, and the selection, retention and supervision of investment bankers or other financial advisors or consultants.  Annual fees under this management agreement are $250,000.

Anvil, Holdings and Spectratex have entered into a management agreement with CVC Management LLC (“CVC Mgmt.”), an affiliate of Court Square effective September 15, 2002, whereby CVC Mgmt. is to  provide certain advisory and consulting services in relation to the affairs of Anvil, Holdings and Spectratex, including services in connection with strategic financial planning, and the selection, retention and supervision of investment bankers or other financial advisors or consultants.  Annual fees under this management agreement are $250,000.

BRS and Court Square are significant stockholders of the Company.  BRS has one designee on the Company’s Board of Directors.

Jacob Hollander
Secretary
April 28, 2006